AMERICAN SECURITIES COMPLETES ITS TENDER OFFER
FOR SHARES OF GENTEK INC.
New York, N.Y., October 28, 2009 — ASP GT Holding Corp. and ASP GT Acquisition Corp., wholly-owned subsidiaries of investment funds managed by American Securities LLC, a private equity firm, announced today the successful completion of the tender offer for all outstanding shares of common stock of GenTek Inc. ASP GT Holding Corp. intends to complete the acquisition of GenTek promptly.
The tender offer and withdrawal rights expired at 12:00 Midnight, New York City time, on Tuesday, October 27, 2009. The depositary for the tender offer has advised that, as of the expiration time, approximately 9,593,530 shares (including approximately 302,891 shares subject to guarantees of delivery) were validly tendered and not withdrawn, representing approximately 93% of all outstanding shares. All shares that were validly tendered and not properly withdrawn have been accepted for purchase. ASP GT Acquisition Corp. will promptly pay for such shares, at the offer price of $38.00 per share, net to the seller in cash, without interest and less any applicable withholding taxes.
ASP GT Holding Corp. intends to effect a “short-form” merger under Delaware law and GenTek will become a direct, wholly-owned subsidiary of ASP GT Holding Corp. As a result of the merger, any shares of GenTek common stock not tendered will be cancelled and (except for shares held in the treasury of GenTek or by GenTek’s subsidiaries, ASP GT Holding Corp. or ASP GT Acquisition Corp., or shares for which appraisal rights are properly demanded) will be converted into the right to receive the same $38.00 in cash per share, without interest and less any applicable withholding taxes, that was paid in the tender offer.
Following the merger, GenTek common stock will cease to be traded on the NASDAQ Global Select Market.
About American Securities LLC
Headquartered in New York with an office in Shanghai, American Securities LLC is a U.S. middle-market private equity firm that invests in market-leading companies in North America with annual revenues generally ranging between $100 million to $1 billion. Investments are funded from more than $6 billion of committed capital. The firm traces its roots to the family office founded in 1947 by William Rosenwald to invest and manage his share of his family’s Sears, Roebuck & Co. fortune. More information on American Securities LLC can be found at www.american-securities.com.
Additional Information
This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer has been made pursuant to a tender offer statement and related materials. GenTek stockholders are advised to read the tender offer statement and related materials, which have been filed by ASP GT Holding Corp. and ASP GT Acquisition Corp. with the SEC. The tender offer statement (including the Offer to Purchase, letter of transmittal and related tender offer documents) filed by ASP GT Holding Corp. and ASP GT Acquisition Corp. with the SEC and the solicitation/recommendation statement filed by GenTek with the SEC contain important information which should be read carefully before any decision is made with respect to the tender offer. The tender offer statement and the solicitation/recommendation statement have been mailed to all GenTek stockholders of record.
The tender offer statement and related materials may be obtained at no charge by directing a request by mail to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, or by calling toll-free at (800) 322-2885, and may also be obtained at no charge at the website maintained by the SEC at http://www.sec.gov/.
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DISCLOSURE NOTICE: The information contained in this release is as of October 28, 2009. Except as required by law, ASP GT Holding Corp. and ASP GT Acquisition Corp. do not assume any obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments. Some statements in this release may constitute forward-looking statements. ASP GT Holding Corp. and ASP GT Acquisition Corp. caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including the risk that the tender offer may not be completed or the merger may not be consummated for various reasons, including the failure to satisfy the conditions precedent to the completion of the acquisition. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect GenTek’s business, particularly those identified in the cautionary factors discussion in GenTek’s Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.
Contact
Anne Board
Head of External Relations
American Securities LLC
(212) 476-8000

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